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                                                                 EXHIBIT (a)(32)

                           DATRON SYSTEMS INCORPORATED

                       AMENDMENT TO 1985 STOCK OPTION PLAN

         THIS AMENDMENT is made as of June 24, 2001 by DATRON SYSTEMS INCORPORATED, a Delaware corporation (the "COMPANY").

         WHEREAS, the Section 11 of the Company's 1985 Stock Option Plan (the "Plan") provides that the Company's Board of Directors may amend the Plan;

         WHEREAS, subsection 6.1.2 of the Plan provides that new option rights may be substituted for options granted under the Plan in connection with, among other things, an acquisition or separation in which the Company is involved and which the administrator determines, in its absolute discretion, would materially alter the structure of the Company or its ownership; and

         WHEREAS, the Company desires to amend the Plan to provide for an automatic assumption and, in certain cases, the reassumption of options in connection with certain corporate transactions as provided below.

         NOW, THEREFORE, the Company hereby amends the Plan as provided below:

                                    AMENDMENT

1.       AMENDMENT OF THE PLAN.

         1.1 A new subsection 6.1.11 of the Plan is hereby added as follows:

             "6.1.11 ASSUMPTION. Reference is made to the Agreement and Plan of Merger and Reorganization by and among The Titan Corporation, a Delaware corporation ("Parent"); Gem Acquisition Corp., a Delaware corporation ("Merger Sub"); and the Company, dated as of June 24, 2001, as it may be amended from time to time (the "Merger Agreement"). All capitalized terms used in this subsection 6.1.11 and in subsection 6.1.12 shall have the meanings given to them in the Merger Agreement unless otherwise defined herein. At the Offer Acceptance Time (and without any further action on the part of the Company, Parent or any stockholder or optionholder of Parent or the Company) all rights with respect to Company Common Stock under each Company Option then outstanding shall be automatically converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms and conditions (as in effect as of the date of the Merger Agreement) of this Plan under which it was issued and the terms and conditions of the Option Agreement by which it is evidenced. From and after the Offer Acceptance Time, except as specifically provided otherwise in subsection 6.1.12 below, (i) each


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             Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Offer Acceptance Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option (other than the right to acquire Company Common Stock) shall otherwise remain unchanged; PROVIDED, HOWEVER, that each Company Option assumed by Parent in accordance with this subsection 6.1.11 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction effected subsequent to the Offer Acceptance Time."


         1.2 A new subsection 6.1.12 of the Plan is hereby added as follows:

             "6.1.12 RE-ASSUMPTION. If, at any time after the Offer Acceptance Time, Parent shall directly or indirectly hold less than 50% of the total shares of Company Common Stock then outstanding (the "SEPARATION TIME"), then the Company shall automatically assume in accordance with the terms of this Plan (without any further action on the part of any Person) each option to acquire Parent Common Stock which was previously assumed by Parent pursuant to subsection
             6.1.11 and which is then outstanding (each such option, "FORMER COMPANY OPTION") on the terms and conditions of such Former Company Option as in existence prior to the Offer Acceptance Time. From and after the Separation Time, (i) each Former Company Option assumed by the Company may be exercised solely for shares of Company Common Stock, (ii) the number of shares of Company Common Stock subject to each such Former Company Option shall be equal to the number of shares of Company Common Stock subject to such Former Company Option immediately prior to the Offer Acceptance Time, (iii) the per share exercise price under each such Former Company Option shall be equal to the exercise price under such Former Company Option as in effect prior to the Offer Acceptance Time, and (iv) any restriction on the exercise of any such Former Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Former Company Option shall otherwise remain unchanged."

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